Exhibit 10.1

Materion Corporation
MANAGEMENT INCENTIVE PLAN
SECTION 1.OBJECTIVE: The purpose of the Plan is to (i) attract, retain and motivate employees by providing incentives to key employees dependent upon the financial success of Materion Corporation (the “Company”); and (ii) make the Company's compensation program competitive with those of other major employers. The Company intends that certain compensation payable under the Plan will constitute “qualified performance-based compensation” under section 162(m) of the Code. The Plan shall be administratively interpreted and construed in a manner consistent with such intent.

SECTION 2.PHILOSOPHY: Management and the Board of Directors believe the Plan should encourage the attraction and retention of key employees, and promote the achievement of financial objectives that support the profitability and long-term growth of the Company. The Plan promotes the focus of its participants on the achievement of pre-established financial objectives, approved annually by the Compensation Committee of the Board of Directors.

SECTION 3.DEFINITIONS: As used in this Plan, unless the context otherwise required, each of the following terms shall have the meaning set forth below.

a)	“Award” shall mean, for any Plan Year, a payment made to a Participant under the terms of this Plan.

b)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

d)
“Committee” shall mean the Compensation Committee or such other Committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of section 162(m) of the Code.

e)	“Company” shall mean Materion Corporation, an Ohio corporation and its successors.

f)
“Covered Employee” shall mean a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of section 162(m) of the Code (or any successor provision).

g)	“Eligible Employee” shall mean all officers and other key employees of the Company and any of its Subsidiaries.

h)	“Maximum Amount” shall mean $3,000,000 for any Participant.

i)	“Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to section 5.

j)
“Performance Objectives” shall mean the measurable performance objective or objectives established pursuant to this Plan for Participants pursuant to section 6, Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves. Awards may be granted subject to Performance Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Performance Objectives applicable to any Qualified Performance-Based Awards shall be based on one or more, or a combination, of the following criteria:

i.	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic value added);

ii.	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

iii.	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

iv.	Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, or any combination thereof);

v.	Profit Margins (e.g., operating profit or gross profit divided by revenues or Value- added Sales);

vi.	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, EBITDA multiple);

vii.
Sales, Value-added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, Value-added Sales, growth in Value-added Sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and

viii.
Strategic Initiative Key Deliverable Metrics (e.g., product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

With respect to Qualified Performance-Based Awards, each such Performance Objective shall define in an objective manner the extent to which the Performance Objective for a Plan Year has been achieved. With respect to Qualified Performance-Based Awards, the Committee may provide that any Performance Objective may include or exclude objectivity determinable adjustments, including for any one or more of the following that occur during the Plan Year: the effects of extraordinary, unusual or non-recurring items as defined in accounting principles; changes in applicable accounting principles, tax laws or regulations; currency fluctuations or significant movement in metal prices; asset write-downs, inventory losses or impairment charges; litigation or claim judgments or settlements; environmental remedial costs; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; crimes against the Company to the extent not covered by insurance, correction of errors or other charges that relate to a prior year; costs associated with derivatives; civil penalties or other fines; costs associated with the Company's pension or other retirement plans; or the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing or other similar corporate transaction. With respect to Qualified Performance-Based Awards, to the extent such adjustments apply to a Performance Objective, they shall be prescribed in a form and at a time that meets the requirements of section 162(m) of the Code.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or any related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under section 162(m) of the Code.

k)	“Plan” shall mean the Materion Corporation Management Incentive Plan, as amended and restated from time to time.

l)	“Plan Year” shall mean a fiscal year or such shorter period as determined by the Committee in its sole discretion.

m)
“Qualified Performance-Based Award” shall mean any Award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under section 162(m) of the Code.

n)	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

SECTION 4.ADMINISTRATION: The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish and administer Qualified Performance-Based Awards. In the case of Awards that are not Qualified Performance-Based Awards, the Committee may delegate to an appropriate officer, officers or person part or all of its authority to establish and administer such Awards, subject to such rules and conditions as may be established by such officer, officers or person.

SECTION 5.ELIGIBILITY: The Committee (or its designee pursuant to section 4) shall designate which Eligible Employees will be Participants in the Plan for a particular Plan Year and shall take into account such factors as it deems relevant in connection with accomplishing the purposes of the Plan.

SECTION 6.AWARDS:

a)
The Committee (or its designee pursuant to section 4) may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan. Awards may be either Qualified Performance-Based Awards or Awards which are not Qualified Performance-Based Awards.

b)
With respect to Qualified Performance-Based Awards, the Committee shall determine for each such Plan Year the following (within 90 days after the commencement of each Plan Year, or such other date as required by section 162(m) of the Code and the regulations promulgated thereunder).

i.	The Award applicable to each Participant for the Plan Year based on one or more Performance Objectives; and

ii.	The payout detailing the total amount which may be available for payout to each Participant based upon the relative level of attainment of the Performance Objective or Performance Objectives.

c)	With respect to Qualified Performance-Based Awards, upon completion of a Plan Year, the Committee shall:

i.
Certify in writing, prior to payment of any Award, whether and to what extent the Performance Objective or Performance Objectives for the Plan Year were satisfied, and the amount available for each Participant's Award pursuant to the payout schedule established in section 6(b)(ii);

ii.	Authorize payment subject to section 7 of such amounts determined under section 6(c)(i).

d)
With respect to Qualified Performance-Based Awards, the Committee may not modify any terms of Awards established pursuant to this section, except to the extent that after such modification, the Award would continue to constitute qualified “performance-based compensation” for purposes of section 162(m) of the Code.

e)	The Committee retains the discretion to reduce the amount of any Award that would be otherwise payable to a Participant (including a reduction in such amount to zero).

f)	Notwithstanding any other provision of this Plan, in no event shall the Award earned by any Participant for a Plan Year exceed the Maximum Amount.

SECTION 7.PAYMENT OF AWARDS: Awards under this Plan, shall be made in a lump sum payment in cash on or before March 15 of the year following the end of the Plan Year to which the payment applies. Payment may be made to a deferred plan established by the Company for such purposes. The Company shall deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

SECTION 8.RECOUPMENT OF AWARDS: Awards under the Plan shall be subject to the Company's Amended and Restated 2011 Clawback Policy as in effect from time to time (or any recoupment policy successor thereto).

SECTION 9.NO CONTRACT: This Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.

SECTION 10.NONASSIGNABILITY: No participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment under this Plan.

SECTION 11.TERMINATION AND AMENDMENT: Subject to section 6(d) of the Plan and the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with section 162(m) of the Code shall be effective unless such amendment is approved by the shareholders of the Company. Notwithstanding the foregoing but subject to section 13 of this Plan, no termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Plan Year but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 12.INTERPRETATION: It is the intent of the Company that Qualified Performance-Based Awards made to Participants shall constitute “qualified performance-based compensation” satisfying the requirements of section 162(m) of the Code. Accordingly, with respect to Qualified Performance-Based Awards, the provisions of the Plan shall be interpreted in a manner consistent with section 162(m) of the Code. With respect to a Qualified Performance-Based Award, if any other provision of the Plan or Award is intended to but does not comply or is inconsistent with the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

SECTION 13.APPLICATION OF SECTION 409A OF THE CODE: To the extent applicable, it is intended that this Plan and its administration comply with the provisions of section 409A of the Code. To the extent that section 409A applies to Awards, payments are intended to qualify as short-term deferrals under the regulations adopted under section 409A. Accordingly, the Plan will be interpreted, applied and, to the minimum extent necessary to comply with section 409A of the Code, amended, so that the Plan does not fail to meet, and is operated in accordance with, the requirements of section 409A of the Code and the intended benefits of the Plan are preserved. Reference to section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

SECTION 14.UNFUNDED STATUS: Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

SECTION 15.SEVERABILITY: If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the purpose of intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 16.INDEMNIFICATION: In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or a Subsidiary to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company's code of regulations, in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder.

SECTION 17.HEADINGS: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 18.APPLICABLE LAW: This plan shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its principles of conflict of laws.

SECTION 19.EFECTIVE DATE: This Plan will become effective January 1, 2014, provided its prior approval and adoption by the Board and prior approval of the Plan by the shareholders of the Company.